Exhibit 99

Towers Watson Energy Services Survey participants:

AEI Services	Energy Future Holdings	Pepco Holdings
Allegheny Energy	Energy Northwest	Pinnacle West Capital
Allete	Entergy	PJM Interconnection
Alliant Energy	E.ON U.S.	PNM Resources
Ameren	EPCO	Portland General Electric
American Electric Power	ERCOT	PPL
Areva	Exelon	Progress Energy
ATC Management	FirstEnergy	Proliance Holdings
Atmos Energy	First Solar	Public Service Enterprise Group
Avista	FPL Group	Puget Energy
BG US Services	GDF SUEZ Energy North America	Regency Energy Partners LP
Black Hills Power and Light	Hawaiian Electric	RRI Energy
California Independent System Operator	IDACORP	Salt River Project
Calpine	Integrys Energy Group	Santee Cooper
CenterPoint Energy	ISO New England	SCANA
CH Energy Group	Kinder Morgan	Sempra Energy
Cleco	LES	Southern Company Services
CMS Energy	Lower Colorado River Authority	Southern Maryland Electric Cooperative
Colorado Springs Utilities	MDU Resources	Southern Union Company
Midwest Independent
Consolidated Edison	Transmission System Operator	Southwest Power Pool
Constellation Energy	Mirant	Spectra Energy
New York Independent
Covanta Holdings	System Operator	STP Nuclear Operating
CPS Energy	New York Power Authority	Targa Resources
DCP Midstream	Nicor	Tennessee Valley Authority
Direct Energy	Northeast Utilities	TransCanada
Dominion Resources	NorthWestern Energy	UIL Holdings
DPL	NRG Energy	UniSource Energy
DTE Energy	NSTAR	Unitil
Duke Energy	NV Energy	Vectren
Edison International	NW Natural	Westar Energy
Electric Power Research Institute	OGE Energy	Westinghouse Electric
El Paso Corporation	Oglethorpe Power	Wisconsin Energy
Enbridge Energy	Omaha Public Power	Wolf Creek Nuclear
Energen	Pacific Gas & Electric	Xcel Energy